United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 24, 2014

Date of Report (Date of earliest event reported)

NUVILEX, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12510 Prosperity Drive, Suite 310 Silver Spring, Maryland	20904-1643
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A ___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2014, Nuvilex, Inc., a Nevada corporation (“Company”), entered into a Licensing Agreement (“Agreement”) with Austrianova Singapore Pte Ltd ("Austrianova"), a subsidiary of SG Austria Private Limited and an entity partially owned by the Company, providing the Company with an exclusive world-wide royalty-bearing license (with the right to sublicense) to use the Cell-in-a-Box® live cell encapsulation technology and trademark with genetically modified non-stem cells which are designed to activate Cannabinoids (defined in the Agreement) for research, development and commercialization of treatments for diseases and medical conditions. The Agreement is effective as of December 1, 2014. The license royalty rate is 10% on direct sales and 20% on sales by a sub-licensee, with an initial license fee of $2 million due and payable by the Company to Austrianova by no later than June 30, 2015. The Company has already paid $500,000 of the initial license fee and will make periodic monthly payments of the balance in amounts to be agreed upon between the parties prior to each such payment being made. In addition, the following milestone payments are due as indicated:

Amount	Event

$100,000	Within thirty days of the beginning the first pre-clinical experiments using the encapsulated cells;

$500,000	Within thirty days after enrolment of a human in the first clinical trial;

$800,000	Within thirty days after enrolment of a human in the first Phase 3 clinical trial; and

$1,000,000	Within ninety days after obtaining the first Marketing Authorization or equivalent according to the country of origin.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release dated December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2014

Nuvilex, Inc.

By:	/s/ Kenneth L. Waggoner
Kenneth L. Waggoner Chief Executive Officer